Exhibit 2.5

DESCRIPTION OF SECURITIES

General

We were incorporated as a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland in accordance with articles 620 et seqq. of the CO and registered with the Commercial Register of the Canton of Zug on October 31, 2022. Our corporate legal headquarters is located at Bahnhofstrasse 20, 6300 Zug, Switzerland. Neither the Articles of Association nor the operation of law limit the duration of Oculis Holding AG.

Capital Structure of Oculis Holding AG

Issued Share Capital

Immediately prior to the Business Combination, Oculis Holding AG’s share capital was CHF 356,821.68 divided into 35,682,168 fully paid-in registered shares with a nominal value of CHF 0.01 each.

In the context of the Business Combination, Oculis Holding AG increased its share capital in the Commercial Register of the Canton of Zug on the Acquisition Closing Date to CHF 365,273.68, divided into 36,527,368 Ordinary Shares, fully paid-up.

In the context of the public offering for the issuance and sale by Oculis Holding AG of Ordinary Shares based on that certain underwriting agreement entered into by Oculis Holding AG and BofA Securities Inc. and SVB Securities, LLC, as representatives of the several underwriters named therein, Oculis Holding AG increased its share capital in the Commercial Register of the Canton of Zug on 5 June 2023 to CHF 400,273.68, divided into 40,027,368 Ordinary Shares, fully paid-up.

As a result of the partial exercise by the underwriters to purchase additional Ordinary Shares as part of the abovementioned offering, Oculis Holding AG increased its share capital in the Commercial Register of the Canton of Zug on 13 June 2023 to CHF 401,816.02, divided into 40,181,602 Ordinary Shares, fully paid-up.

In the context of the exercise of certain BCA Warrants and options granted under Oculis Holding AG's employee benefit plan, Oculis Holding AG increased its share capital in the Commercial Register of the Canton of Zug on 7 March 2024 to CHF 404,437.00, divided into 40,443,700 Ordinary Shares, fully paid-up.

In the context of the listing of the Ordinary Shares on the Nasdaq Iceland Main Market, Oculis Holding has issued an additional 5,000,000 Ordinary Shares through a registered direct offering and thereby raised its share capital in the Commercial Register of the Canton of Zug on 15 April 2024 to CHF 454,437.00, divided into 45,443,700 Ordinary Shares, fully paid up.

On 8 May 2024, Oculis Holding AG issued 1,000,000 Ordinary Shares from its existing capital band in connection with a sales agreement with Leerink Partners, LLC. All such shares are currently held as treasury shares, increasing the company's share capital in the Commercial Register of the Canton of Zug to CHF 464,437.00, divided into 46,443,700 fully paid-up Ordinary Shares.

On 14 January 2025 the Oculis Holding AG issued 2,500,000 Ordinary Shares out of its existing capital band in connection with an at-the-market offering, increasing its share capital in the Commercial Register of the Canton of Zug to CHF 489,437.00, divided into 48,943,700 Ordinary Shares, fully paid-up. Subsequently on 17 February 2025, in connection with a follow-on offering, the Company issued 5,000,000 Ordinary Shares out of its existing capital band, increasing its share capital in the Commercial Register of the Canton of Zug to CHF 539,437.00, divided into 53,943,700 Ordinary Shares, fully paid-up.

In the context of the exercise of certain BCA Warrants and options granted under Oculis Holding AG's employee benefit plan, Oculis Holding AG increased its share capital in the Commercial Register of the Canton of Zug on 10 April 2025 to CHF 545,336.74 divided into 54,533,674 Ordinary Shares, fully paid-up.

Exhibit 2.5

In the context of the public offering for the issuance and sale by Oculis Holding AG of Ordinary Shares based on that certain underwriting agreement entered into by Oculis Holding AG and J.P. Morgan Securities LLC and Leerink Partners LLC, as representatives of the several underwriters named therein, Oculis Holding AG increased its share capital in the Commercial Register of the Canton of Zug on 3 November 2025 to CHF 571,694.75, divided into 57,169,475 Ordinary Shares, fully paid up.

Share Classes

The Articles of Association provide for one class of Ordinary Shares with a nominal value of CHF 0.01 each. Each Ordinary Share will carry one vote in general meetings of shareholders, and the Ordinary Shares are listed on the United States Nasdaq Global Market and on the Nasdaq Iceland Main Market.

Share Capital Increases (General)

Under Swiss law, we may increase our share capital and issue new shares through an ordinary capital increase, an increase by capital band (Kapitalband) or a conditional capital increase (Bedingte Kapitalerhöhung). In each case, the issue price for each share may not be less than the nominal value of the newly issued share. An ordinary capital increase is approved at a general meeting of shareholders. The required vote is generally the approval of simple majority of the votes cast at the general meeting of shareholders. At least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for capital increases against our equity, against contributions in kind, for the purposes of acquiring assets or the granting of special benefits, or for capital increases where the pre-emptive/subscription rights of shareholders are limited or excluded. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within six months of shareholder approval. In an ordinary capital increase, holders of Ordinary Shares have pre-emptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold, unless such rights are excluded in accordance with Swiss law. For further details on these circumstances, please see the section entitled “—Pre-emptive Rights and Advance Subscription Rights.”

Our shareholders can further authorize the Board of Directors by way of an amendment of the Articles of Association to increase or decrease the share capital within a capital band in an amount not to exceed 50% of the share capital registered in the commercial register for a period of five years without further shareholder approval. To create a capital band, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. Additional information regarding capital band is set forth below in the section entitled “—Capital band.”

Under Swiss law, conditional share capital is used to issue new shares in the context of employee benefit and incentive plans, debt instruments with conversion rights or warrants granted to creditors or options and warrants issued to third parties. To create conditional capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. The requirements for a conditional capital increase are set forth below in the section entitled “—Conditional Share Capital.”

Capital band

Under the Articles of Association (as amended by the general meeting on June 4, 2025), the Board of Directors is authorized to increase the share capital, at any time until June 4, 2030, at the latest, by a maximum amount of CHF 272,668.37 by issuing a maximum of 27,266,837 fully paid-up shares with a nominal value of CHF 0.01 each (Ordinary Shares). Such increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Oculis Holding AG, and (ii) in partial amounts, are permissible.

Exhibit 2.5

The Board of Directors may determine the time of the issuance, the issue price, the manner in which the new shares have to be paid up, the date from which the shares carry the right to dividends, the conditions for the exercise of the pre-emptive rights and the allotment of pre-emptive rights that have not been exercised. The Board of Directors may allow the pre-emptive rights that have not been exercised to expire, or it may place such shares or the pre-emptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of Oculis Holding AG.

The Board of Directors is authorized to withdraw or limit the pre-emptive rights of the shareholders with respect to the shares to be issued under the capital band and to allot them to individual shareholders or third parties:

1.	if the issue price of the new registered shares is determined by reference to the market price;

2.

for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement;

3.

for purposes of broadening the shareholders of our constituency in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges;

4.

for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe additional shares to the respective initial purchaser(s) or underwriter(s) in a placement or sale of registered shares;

5.

for raising of capital (including private placements) in a fast and flexible way, which probably could not be achieved without the exclusion of the statutory pre-emptive right of the existing shareholders;

6.	for other valid grounds in the sense of article 652b para. 2 CO; or

7.

following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

The authorization to withdraw or limit the pre-emptive rights is limited to the above listed items and exclusively linked to the particular available capital band (Kapitalband) set out in the Articles of Association. If the period to increase our share capital within the capital band lapses without having been used by the Board of Directors, the authorization to withdraw or to limit the pre-emptive rights lapses simultaneously with such capital.

Conditional Share Capital

Conditional Share Capital in Connection with Employee Benefit Plans

Under the Articles of Association (as amended by the general meeting on June 4, 2025), our share capital may be increased by an amount not exceeding CHF 124,800.00 through the issue of a maximum of 12,480,000 fully paid up registered shares, each with a nominal value of CHF 0.01 (Ordinary Shares), in connection with the exercise of option rights or other equity-linked instruments granted to any employee of Oculis Holding AG or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to us or a subsidiary.

Shareholders’ subscription rights are excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall determine the other conditions of issue including the issue price of the Ordinary Shares.

Conditional Share Capital for new Bonds and Similar Debt Instruments

Under the Articles of Association (as amended by the general meeting on May 29, 2024), our share capital may be increased by an amount not exceeding CHF 67,500 through the issuance from time to time of a maximum of 6,750,000

Exhibit 2.5

fully paid up registered shares, each with a par value of CHF 0.01 (Ordinary Shares), in connection with the exercise of convertible rights and/or option rights or warrants, which have been granted or will be granted in connection with new bonds and similar debt instruments, including convertible loans of Oculis SA which were issued prior to the date of the Business Combination in accordance with the Convertible Loan Agreements, that have been issued by us or our subsidiaries.

Shareholders’ advance subscription rights and subscription rights are excluded with regard to the new registered shares. These new registered shares may be issued at a price below the current market price. The Board shall determine the other conditions of issue including the issue price of the Ordinary Shares.

Conditional Share Capital for BCA Warrants

Under the Articles of Association, our share capital may be increased by an amount not exceeding CHF 39,751.05 through the issuance, from time to time, of a maximum of 3,975,105 fully paid up registered shares, each with a par value of CHF 0.01 (Ordinary Shares), in connection with the exercise of warrants granted through the exercise of conversion and/or option rights, which were assumed from, and allocated by, EBAC, on the basis of the Warrant Assignment and Assumption Agreement.

Shareholders’ advance subscription rights and subscription rights are excluded with regard to the new registered shares. These new registered shares may be issued at a price below the current market price. The Board shall determine the other conditions of issue including the issue price of the Ordinary Shares.

Participation Certificates and Profit-sharing Certificates

As of the date of this proxy statement/prospectus, we have neither participation certificates (Partizipationsscheine) nor profit-sharing certificates (Genussscheine) outstanding.

Treasury Shares

As of the date of this proxy statement/prospectus, we may hold Ordinary Shares in treasury. Under Swiss law, a stock company may only hold 10% of its own shares in treasury and up to 20% under special circumstances.

Pre-emptive Rights and Advance Subscription Rights

Swiss law provides that any share issue, whether for cash or non-cash consideration, is subject to the prior approval at a general meeting of shareholders. Shareholders are granted certain pre-emptive rights (Bezugsrechte) to subscribe for new issues of shares and advance subscription rights (Vorwegzeichnungsrechte) to subscribe for warrants, convertible bonds or similar debt instruments with option rights in proportion to the nominal amount of shares held. Pursuant to the Articles of Association, a resolution adopted at a general meeting by a majority of two-thirds of the votes represented at the meeting is required to repeal, limit or suspend pre-emptive rights.

Warrants

Pursuant to the Business Combination Agreement and Warrant Assignment and Assumption Agreement, the Company has assumed and issued 4,403,294 Warrants. Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, exercisable at any time commencing 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the issuance the Ordinary Shares issuable upon exercise of the Warrants. Pursuant to the Warrant Assignment and Assumption Agreement, a warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means only a whole public warrant may be exercised at a given time by a Warrant holder. The Warrants will expire on March 2, 2028 (i.e. five years after the completion of the Business Combination), at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance

Exhibit 2.5

of the Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under the section entitled “Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00.” No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We agreed to file with the SEC this registration statement covering the issuance, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to cause this registration statement to become effective within 60 business days, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Assignment and Assumption Agreement. Notwithstanding the above, if the Ordinary Shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Ordinary Shares equal to the lesser of (i) the quotient obtained by dividing (A) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (B) the fair market value and (ii) 0.361. The “fair market value” as used in this proxy statement/prospectus shall mean the volume weighted average price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-days redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Redeemable Warrants—Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Ordinary Shares, except as otherwise described below;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Warrants—Anti-dilution Adjustments”) for any 20 trading days within the

Exhibit 2.5

30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant, as described under the heading “—Redeemable Warrants—Warrants—Anti-dilution Adjustments”) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature based on the “fair market value” of the Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption is sent to the holders of warrants, each as set forth in the table below. We will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (such price, the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”).

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide itself with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under the heading “—Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in its best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in its best interest to update its capital structure to remove the Warrants and pay the redemption price to the warrant holders.

Redemption Date	Fair Market Value of Ordinary Shares
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361

Exhibit 2.5

45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

As stated above, we can redeem the Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to exercise their warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Ordinary Shares pursuant to the Warrant Assignment and Assumption Agreement (for instance, if we are not the surviving company after completion of a business combination), the warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Ordinary Shares, we (or the surviving company, as applicable) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (a) the price per Ordinary Share paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Ordinary Shares during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Exhibit 2.5

If the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Ordinary Shares. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In addition, if (i) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the completion of the Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per Ordinary Share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described above under “—Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00” and “—Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per Ordinary Share redemption trigger price described above under “—Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of Oculis Holding AG with or into another corporation (other than a merger or consolidation in which we are a continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Oculis Holding AG as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders are entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Assignment and Assumption Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted

Exhibit 2.5

in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Assignment and Assumption Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Assignment and Assumption Agreement) of the Warrant.

The Warrants will be issued in registered form under the Warrant Assignment and Assumption Agreement. The Warrant Assignment and Assumption Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Assignment and Assumption Agreement to the description of the terms of the warrants and the Warrant Assignment and Assumption Agreement set forth in this proxy statement/prospectus or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Assignment and Assumption Agreement as the parties to the Warrant Assignment and Assumption Agreement may deem necessary or desirable and that the parties deem not to adversely affect the rights of the registered holders of the warrants.

The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the Warrant Assignment and Assumption Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and us irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

General

Dividends may be paid only if we have sufficient distributable profit from previous years or sufficient free reserves to allow the distribution of a dividend. Swiss law requires that we retain at least 5% of its annual net profit as general reserves for so long as these reserves amount to less than 20% of its paid-in nominal share capital.

Annual Profit Distribution

Under Swiss law, dividends are proposed by the Board and require the approval at a meeting of shareholders. Our auditors must also confirm that the dividend proposal conforms to law and the Articles of Association. Dividends that have not been collected by shareholders within five years after the due date accrue to us.

For a description of certain tax considerations, including withholding taxes, in relation to dividend payments, please see the section entitled “Material Tax Consideration—Material Swiss Tax Considerations.”

Payment

The Board determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at an annual general meeting to pay dividends in quarterly or other instalments.

Capital Reduction

Distributions out of issued share capital (i.e., the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an

Exhibit 2.5

absolute majority of the shares represented at a general meeting of shareholders or the introduction of a capital band (Kapitalband) pursuant to which the Board is empowered to make such resolution. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in our share capital recorded in the Commercial Register. Our share capital may be reduced below CHF 100,000.00 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000.00 is re-established by sufficient new, fully paid-up capital. Upon approval or before the general meeting of the capital reduction, the Board must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce (“SOGC”) and notify creditors that they may request, within thirty (30) days of the third publication, satisfaction of or security for their claims. The reduction of our share capital may be implemented only after expiration of this time limit.

Repurchases of Shares

Swiss law limits our right to purchase and hold our own shares. We may purchase our own shares only if and to the extent that: (i) We have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all Ordinary Shares held by us does not exceed 10% of our share capital (or up to 20% under certain specific circumstances). Furthermore, according to Swiss accounting rules, we need to reflect the amount of the purchase price of the acquired Ordinary Shares as a negative position through the creation of a special reserve on its balance sheet. We may face negative tax consequences, if we hold more than 10% of our Ordinary Shares for more than six years.

Ordinary Shares held by us or our subsidiaries do not carry any voting rights at general meetings of shareholders, but are entitled to the economic benefits, including dividends, pre-emptive rights (Bezugsrechte) in the case of share capital increases and advance subscription rights (Vorwegzeichnungsrechte) and in the case of issuance of debt instruments with option rights applicable to the Ordinary Shares generally.

Form and Transfer of Shares

Form of the Shares

Ordinary Shares may be issued as ordinary uncertificated securities within the meaning of article 973c CO (Wertrechte) and/or global certificates. In accordance with article 973c CO, we maintain a register of uncertificated securities (Wertrechtebuch). We may create intermediated securities (Bucheffekten) for Ordinary Shares.

Upon its registration with the share register, a shareholder may at any time request that we issue a written confirmation of the Ordinary Shares held by such shareholder. However, the shareholder has no right to request the printing and delivery of share certificates nor the conversion of Ordinary Shares issued in one form into another form. We may, however, at any time print and deliver certificates for registered (single certificates or global certificates) and, with the consent of the shareholder, delete without replacement issued share certificates, which have been returned to it. We may convert Ordinary Shares from one form into another form at any time and without the approval of the shareholders. We shall bear the cost associated with any such conversion.

Transfer of Shares

Ordinary Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Ordinary Shares or the beneficial interest in Ordinary Shares, as applicable, credited in a securities account may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with applicable rules. For certain registration and voting right restrictions on the Ordinary Shares, please see the section entitled “Registration and Voting Right Restrictions.”

Share Register

We maintain a share register (Aktienbuch) (the “Share Register”) in which the owners of the Ordinary Shares are registered with name, address and nationality (in case of legal entities the registered office). In relation to Oculis Holding AG, only those shareholders registered in the Share Register are recognized as shareholders by the Company.

Exhibit 2.5

Pursuant to article 4 of the Articles of Association, acquirers of Ordinary Shares are, upon request and presentation of evidence of the transfer, registered as shareholders with voting rights in the Share Register if they explicitly declare to hold Ordinary Shares in their own name and for their own account.

The Board shall implement the necessary directions for maintaining the Share Register and it may issue corresponding regulations or guidelines. The Board may delegate such tasks.

In the invitation to the general meeting, the Board shall announce the record date for registration in the Share Register that is relevant with respect to the right to attend and vote.

We have the right to delete entries in the Share Register retroactively as of the date of the entry if the registration has been made on the basis of false information. We may give the relevant shareholder or nominee, in advance, the opportunity to be heard. The relevant shareholder or nominee must be informed of the deletion without delay.

Registration and Voting Right Restrictions

The Articles of Association contain the following registration restrictions:

1.
Regulatory Registration and Voting Right Restrictions. According to article 4 of the Articles of Association, the Board may refuse the registration of an acquirer of Ordinary Shares in the Share Register as a shareholder with voting rights or cancel an already occurred registration of Ordinary Shares with voting rights from the Share Register, if (a) the number of Ordinary Shares held or acquired directly or indirectly or acting in concert with third parties or as an organized group by such acquirer exceeds 15% of the total number of voting rights of Oculis Holding AG pursuant to the entry in the commercial register, and (b) such acquirer has not submitted prior to the acquisition of such Ordinary Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer, or (ii) the highest price paid by such acquirer in the 12 months preceding to the publication of the tender offer.

Those associated through capital, voting power, joint management, beneficial ownership or in any other way, or joining for the acquisition of shares shall be regarded as one acquirer for the purposes of article 4 of the Articles of Association. Acquirers who do not meet the legal or regulatory requirements according to article 4 of the Articles of Association shall be entered in the Share Register as shareholder without voting rights for Ordinary Shares exceeding the limit of 15%. In case of an already occurred registration, Ordinary Shares exceeding the limit of 3% will be cancelled from the Share Register as Ordinary Shares with voting rights and instead be registered as Ordinary Shares without voting rights. The Board may enact regulations governing the details of such registration restriction. Nominees do not constitute acquirers within the meaning of article 4 of the Articles of Association. After hearing the person concerned, we may cancel the registrations in the Share Register if those registrations were based on false information of the acquirer. In addition, according to article 4 of the Articles of Association, the Board may refuse the exercise of voting rights of a shareholder in excess of 15% of the total number of voting rights of Oculis Holding AG pursuant to the entry in the commercial register, if such shareholder does not meet the legal or regulatory requirements according to article 4 of the Articles of Association

2.
Registration and Voting Right Restrictions for Ordinary Shares held through Nominees. The registration and voting right restrictions in connection with the regulatory registration and voting right restrictions described above are also applicable to Ordinary Shares held through nominees. Accordingly, article 4 of the Articles of Association provides that, if, any beneficial owner should as a result of such registration of a nominee being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or alone or together with third parties, hold a number of shares exceeding 3% of the total number of voting rights of Oculis Holding AG pursuant to the entry in the commercial register and the nominee does not, expressly declare in the registration application that it is holding the shares on its own account, and the nominee does not confirm in writing that it is willing to disclose the names, addresses and shareholdings of the persons on whose account they hold 0.5% or more of the share capital, the Board may refuse to register

Exhibit 2.5

(or cancel an already occurred registration of) the nominee holding Ordinary Shares for the account of such beneficial owner with respect to any Ordinary Shares in excess of such restriction. The Board may make the registration with voting rights of the Ordinary Shares held by a nominee subject to conditions, limitations and reporting requirements and may impose or adjust such conditions, limitations and requirements once registered and may enter into agreements with nominees in this regard.

Further, the voting right restrictions pursuant to article 4 of the Articles of Association as set out above also apply to Ordinary Shares, which are held by a nominee for the account of a person exceeding the threshold of 15% (regulatory voting right restrictions).

Apart from the registration and voting rights restrictions as described above, there are no restrictions on the transferability of the Ordinary Shares in the Articles of Association.

General Meetings of Shareholders

Convocation of Meetings

Under Swiss law and article 10 of the Articles of Association, an annual general meeting of shareholders must be held each year within six months after the end of the business year. Extraordinary meetings of shareholders may be convened when required.

General meetings of shareholders must be convened by the Board of Directors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the SOGC. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote.

In addition, one or several shareholders that represent at least 5% of the share capital may also request to convene a general meeting. Shareholders representing at least 0.5% of the share capital may request items to be put on the agenda, provided the request is submitted to the Board at least 70 calendar days in advance of the relevant general meeting. Convocation requests and requests for inclusion of agenda items need to be submitted to the Board in written form, indicating the agenda items and proposals. Swiss law and the Articles of Association do not prescribe that a particular quorum of shareholders is required for general meetings of shareholders to be validly held.

No resolutions may be passed on motions concerning agenda items which have not been duly announced, except for motions to convene an extraordinary general meeting, to initiate a special audit or to elect auditors upon a shareholders’ request. No prior notice is required to submit motions relating to items already on the agenda and to discuss matters on which no resolution is to be taken.

The general meeting will be chaired by the chairman of the Board, or, in his or her absence, by another member of the Board as appointed by the Board. If no member of the Board is present, the general meeting shall appoint the chairperson of the meeting.

Representation of Shareholders

Each shareholder may have its shares represented in the general meeting by itself or by a third person who does not need to be a shareholder by means of written proxy or by the independent proxy. The general meeting annually elects an independent proxy. The independent proxy’s term of office begins at the day of election and ends at the end of the following annual general meeting. Re-election is possible. If we do not have an independent proxy, the Board shall appoint the independent proxy for the next general meeting of shareholders.

Quorum and Majority Requirements at General Meetings of Shareholders

Exhibit 2.5

Except where the law or the Articles of Association provide otherwise, the general meeting passes its resolutions and performs elections with the absolute majority of the votes cast, excluding any abstentions, blank or invalid votes. The chairperson of the general meeting determines the voting procedure.

According to article 19 of the Articles of Association, a resolution of the general meeting passed with at least two-thirds of the votes represented at the meeting and the absolute majority of the nominal values of the Ordinary Shares represented at the meeting is required for:

1.	the amendment of the purpose of the Company;

2.	the consolidation of shares, insofar as this does not require the consent of all shareholders concerned;

3.	the increase of the share capital against contributions in kind or by offsetting against a receivable and the granting of special benefits;

4.	the limitation or withdrawal of subscription rights;

5.	the introduction of conditional capital, the creation of reserve capital pursuant to article 12 of the Swiss Banking Act or the introduction of a capital band;

6.	the conversion of participation certificates into shares;

7.	the restriction of the transferability of registered shares;

8.	the creation of shares with privileged voting rights;

9.	the change of currency of the share capital;

10.	the introduction of the casting vote of the Chairman in the General Assembly;

11.	the introduction of a provision in the Articles of Association to hold general meetings outside of Switzerland;

12.	the change of the registered office of the Company;

13.	the introduction of an arbitration clause in the Articles of Association;

14.	the delisting of the Ordinary Shares;

15.	the dissolution of the Company;

16.	the merger, de-merger or conversion of the Company (subject to mandatory law);

17.	the alleviating or withdrawal of restrictions upon the transfer of registered shares;

18.	the conversion of registered shares into bearer shares and vice versa; and

19.	the amendment or elimination of the provisions of articles 4, 19 and 31 of the Articles of Association.

Provisions of the Articles of Association which require higher majorities for the passing of certain resolutions than provided by law can only be adopted and removed with that same proposed majority.

Voting Rights

In principle, each Ordinary Share entitles a holder to one vote in our general meeting, irrespective of nominal value of such share (please see the section entitled “Comparison of Shareholder Rights—Voting Rights” for details on certain exceptions under Swiss law).

The Ordinary Shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) who are entered in the Share Register prior to the applicable cut-off date to be determined by the Board. Those entitled to vote in the general meeting may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), by its legal representative or by another person with written authorization to act as proxy. The chairman of the general meeting has the power to decide whether to

Exhibit 2.5

recognize a power of attorney. Only shareholders registered in the Share Register with voting rights are entitled to vote in an Ordinary Shareholders’ meeting.

Inspection of Books and Records

The annual report and the auditors’ report shall be made available for inspection by the shareholders at the registered office of the Company at the latest 20 days prior to the annual general meeting. Provided that the annual report and the auditors' report have not been made available electronically before the annual general meeting, each shareholder may demand a timely delivery of these documents. The notice to the shareholders must refer to this right. Furthermore, each shareholder may within one year after the annual general meeting demand the delivery of the auditors' report and the annual report in the form approved by the annual general meeting, provided that they have not been made available electronically.

Under Swiss law, a shareholder may also, upon request submitted to the Company, inspect the minutes of general meetings.

At general meetings, shareholders may further request information from the Board regarding the business and operations of the Company and may request information from our auditors regarding the performance and results of their examination of our financial statements. We may refuse to provide certain requested information to a shareholder if, in our opinion, the disclosure of the requested information would reveal confidential business secrets or infringe other protected interests.

Shareholders representing at least 5% of the share capital or votes have the right to inspect the company’s books. The Board of Directors must grant the inspection insofar as it is necessary for the exercise of shareholders’ rights and the disclosure would not reveal confidential business secrets or infringe other protected interests. Upon inspection of the books, the shareholders may make notes.

Special Investigations

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting that specific facts be examined by a special commissioner in a special investigation. If the general meeting approves the proposal, the Company or any shareholder may, within 30 calendar days after the general meeting, request the court at our registered office to appoint a special commissioner. If the general meeting rejects the request, one or more shareholders representing at least 5% of the share capital or voting rights may request, within three months after the general meeting, a court to appoint a special commissioner as described in the Articles of Association. Such court will issue such order if the petitioners can demonstrate that the Board, any member thereof or an officer of the Company infringed the law or the Articles of Association and thereby damaged the Company or the shareholders. If admitted, the costs of the investigation by such court would generally be allocated to the Company and only in exceptional cases to the petitioners.

Notices

Official publications of the Company shall be made in the SOGC. The Board may designate additional means of publication.

Notices to the shareholders shall be made by official publications of the Company. Notices to shareholders may also be made by mail or email to the addresses recorded in the Share Register.

Takeover Regulation and Mandatory Bids

Swiss law provides for certain rules and protections of shareholders of domestic listed companies. Because the Ordinary Shares are listed exclusively on the Nasdaq Global Market, however, several of these rules do not apply to us as if we were a company listed in Switzerland. In particular, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings and the tender offer rules under the Swiss Financial Market Infrastructure Act, including mandatory tender offer requirements and regulations regarding voluntary tender offers,

Exhibit 2.5

which are typically available in relation to Swiss-listed companies, do not apply to us because we will not be listed in Switzerland.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of October 3, 2003, as amended (the “Swiss Merger Act”) (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a General Meeting of shareholders and the absolute majority of the nominal value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such a transaction.

Swiss stock corporations may be acquired by an acquirer through the direct acquisition of the shares of the Swiss stock corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger with the approval of holders of 90% of the issued shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request a competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all” of our assets may require the approval of two-thirds of the voting rights represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•
a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•
Our assets, after the divestment, are not invested in accordance with its corporate purpose as set forth in the Articles of Association; and

•
the proceeds of the divestment are not earmarked for reinvestment in accordance with our corporate purpose (as set forth in the Articles of Association), but instead are intended for distribution to our shareholders or for financial investments unrelated to its corporate purpose.

•
Our assets, after the divestment, are not invested in accordance with its corporate purpose as set forth in the Articles of Association; and

•
the proceeds of the divestment are not earmarked for reinvestment in accordance with our corporate purpose (as set forth in the Articles of Association), but instead are intended for distribution to our shareholders or for financial investments unrelated to its corporate purpose.

Duration and Liquidation

Exhibit 2.5

Under Swiss law, unless the duration of a company is limited by its articles of association, a company may be dissolved at any time by way of liquidation, or, in the case of a merger with the Swiss Merger Act (Fusionsgesetz), based on a resolution of a general meeting of shareholders, which must be passed by a majority as provided by Swiss law or the relevant company’s articles of association, as the case may be. The Articles of Association do not limit the duration of the Company and provide that the majority required for the general meeting to resolve on the liquidation of the Company is set at two-thirds of the votes represented at the general meeting and the absolute majority of the nominal values of the shares represented at the meeting.

Dissolution and liquidation by court order is also possible if, among other things, (i) the Company becomes bankrupt or (ii) shareholders holding at least 10% of the Company’s share capital so request for important reasons. Under Swiss law, any surplus arising out of a liquidation (after settlement of all the claims of the Company’s creditors) is distributed in proportion to the paid-up nominal value of shares held. This surplus is subject to Swiss federal withholding tax, except if paid out of reserves from qualifying capital contributions (Reserven aus Kapitaleinlagen).

Comparison of Swiss and Delaware Shareholder Rights The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights pursuant to the provisions of the Swiss CO, by which our Company is governed, and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware and Switzerland.

Delaware Corporate Law	Swiss Corporate Law
Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of di-rectors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights re-presented at the respective general meeting of shareholders as well as the majority of the par value of shares represented at such general meeting of shareholders. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Fusionsgesetz) can file a lawsuit against the surviving company. If the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that if the merger agreement provides only for a compensation payment, at least 90% of all members in the transferring legal entity who are entitled to vote shall approve the merger agreement.

Shareholders' suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and	Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is

Exhibit 2.5

actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

entitled to bring suit against directors, officers or liquidators for breach of their duties and claim the payment of the company’s losses or damages to the corporation and, in some cases, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders. In addition, to the extent that U.S. laws and regulations provide a basis for liability and U.S. courts have jurisdiction, a class action may be available.

Under Swiss law, the prevailing party is generally entitled to recover a limited amount of attorneys’ fees incurred in connection with such action. The court has discretion to permit the shareholder who lost the lawsuit to recover attorneys’ fees incurred to the extent that he or she acted in good faith.

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.

Pursuant to Swiss law, the general meeting of shareholders has the non-transferable right, amongst others, to vote separately and bindingly on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the advisory boards

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects the members of the board of directors, the chairperson of the board of directors and the members of the compensation committee individually and annually for a term of office until the end of the following general meeting of shareholders. Re-election is possible.

.

Indemnification of directors and executive officers and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors and officers of the corporation for monetary damages for breach of a fiduciary duty as a director or officer, except no provision in the certificate of incorporation may eliminate or limit:

•
the liability of a director or officer for any breach of the duty of loyalty to the corporation or its shareholder
•
the liability of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or negligently violated his or her corporate duties towards the corporation (certain scholars advocate that at least a grossly negligent violation is required to exclude the indemnification). Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive committee from liability for their conduct to the extent the shareholders have knowledge of the relevant facts of a potential claim. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired

Exhibit 2.5

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a director’s statutory liability for unlawful payment of dividends or unlawful share purchase or redemption;
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the liability of a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
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the liability of an officer in any action by or in the right of the corporation.

their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

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by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;
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by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;
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by independent legal counsel in a written opinion if there are no eligible directors or if the eligible directors so direct; or
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by the shareholders

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper

The articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions. Also, a corporation may enter into and pay for directors’ and officers’ liability insurance, which may cover negligent acts as well

Directors' fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: • the duty of care; and • the duty of loyalty.

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been duly delegated to the executive committee based on organizational rules. However, there are several non-transferable duties of the board of directors:

Exhibit 2.5

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

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the overall management of the corporation and the issuing of all necessary directives;
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determination of the corporation’s organization;
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the organization of the accounting, financial control and financial planning systems as required for management of the corporation;
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the appointment and dismissal of persons entrusted with management and the representation of the corporation;
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overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of association, bylaws and internal directives;
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compilation of the annual report, preparation for the general meeting of the shareholders, the compensation report and implementation of its resolutions;
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the filing an application for a debt restructuring moratorium and notification of the court in the event that the company is over-indebted; and
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the filing of the compensation report.

The members of the board of directors must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under like circumstances.

The duty of loyalty requires that a director safeguard the interests of the corporation and requires that directors act in the interest of the corporation and, if necessarily, put aside their personal interests. The members of the board of directors and the executive committee are required to immediately and fully inform the board of directors about their conflicts of interests. If there is a risk of a conflict of interest, the board of directors must take appropriate measures to ensure that the interests of the company are duly taken into account.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

The Swiss Federal Supreme Court has established a doctrine that restricts its review of a business decision if the decision has been made after proper preparation, on an informed basis, and without conflicts of interest.

Exhibit 2.5

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.

Shareholders of a Swiss corporation may exercise their voting rights in a general meeting of shareholders.

Shareholders may also exercise their rights by instructing an independent proxy, who is elected by the general meeting or the board of directors. The instruction of such (independent) proxies may occur in writing or electronically. The articles of association of a Swiss corporation may also provide for the possibility for shareholders to attend a general meeting electronically (virtual or hybrid general meeting) and cast their vote electronically.

Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. No resolution may be taken on proposals relating to the agenda items that were not duly notified.

Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

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shareholders jointly representing at least 5% of the share capital or voting rights may demand that a general meeting of shareholders be called for specific agenda items and specific proposals; and
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shareholders jointly representing at least 0.5% of the share capital or voting rights of the share capital or the voting rights may demand that an agenda item including a specific proposal, or a proposal with respect to an existing agenda item, be put on the agenda for a scheduled general meeting of shareholders, provided such request is made with appropriate lead time.

Any shareholder can propose candidates for election as directors or make other proposals within the scope of an agenda item without prior written notice.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the board of directors on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, (iii) request that the general meeting of shareholders resolve to convene an extraordinary general meeting, or (iv) request that the general meeting of shareholders resolve to appoint an

Exhibit 2.5

examiner to carry out a special examination (“Sonderuntersuchung”).

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates.

An annual individual election of (i) all members of the board of directors, (ii) the chairperson of the board of directors, (iii) the members of the compensation committee, (iv) the election of the independent proxy for a term of office of one year (i.e. until the following annual general meeting of shareholders), as well as the vote on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the members of any advisory board, is mandatory for listed companies. Re-election is permitted.

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by a majority of the shares represented at a general meeting of shareholders. The articles of association may provide that a larger majority is required.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting shares within the past three years.

No such rule applies to a Swiss corporation.

Dissolution; Winding-up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A dissolution of a Swiss corporation requires the approval by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the majority of the par value of shares represented at such general meeting of shareholders. The articles of association may provide that a larger majority is required.

Exhibit 2.5

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

The general meeting of shareholders of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into preference shares with a resolution passed by a majority of the shares represented at the general meeting of shareholders.

Where a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the consent of both a special meeting of the adversely affected holders of the existing preference shares and of a general meeting of all shareholders, unless otherwise provided in the articles of association. Shares with preferential voting rights are not regarded as preference shares for voting on such items.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

The articles of association of a Swiss corporation may be amended with a resolution passed by a majority of the shares represented at a general meeting of shareholders, unless otherwise provided by law or in the articles of association.

There are a number of resolutions, such as an amendment of the stated purpose of the corporation, the introduction of a capital band and conditional capital and the introduction of shares with preferential voting rights that require the approval by two-thirds of the votes and a majority of the par value of the shares represented at such general meeting of shareholders. The articles of association may increase these voting thresholds.

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Inspection of books and records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Swiss corporation holding in the aggregate at least 5% of the nominal share capital or voting rights have the right to inspect books and records, subject to the safeguarding of the company’s business secrets and other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise his or her rights as a shareholder. The board of directors has to decide on an inspection request within four months after receipt of such request. Denial of the request will need to be justified in writing. If the board of directors denies an inspection request, shareholders may request

Exhibit 2.5

the order of an inspection by the court within thirty days. A shareholder’s right to inspect the share register is limited to the right to inspect his or her own entry in the share register.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

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out of its surplus; or
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in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Shareholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without shareholder approval.

Dividend (including interim dividend) payments and repayment of capital contributions (but not the nominal share capital) are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of a corporation’s share capital (in other words, the aggregate par value of the corporation’s shares) in the form of dividends are not allowed and may be made only by way of a formal share capital reduction or a capital reduction within the capital band. Dividends may be paid only from the profits of the previous business year or brought forward from previous or current business years or if the corporation has distributable reserves, each as evidenced by the corporation’s audited stand-alone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and the articles of association have been deducted.

Creation and issuance of new shares

The creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

All creation of shares require a shareholders’ resolution. The creation of a capital band or conditional share capital requires at least two-thirds of the voting rights represented at the general meeting of shareholders and a majority of the par value of shares represented at such meeting.

The board of directors may create and issue or cancel shares out of the capital band during a period of up to five years by a maximum amount of 50% of the current share capital.

Shares may be created and issued by the board of directors out of conditional share capital through the exercise of options or of conversion rights that the board of directors may grant to shareholders, creditors of bonds or similar debt instruments, employees, directors of the company or another group company or third parties.